Exhibit Index
Exhibit
Number    Description

99.1    Press Release dated September 15, 2004.

EXHIBIT 99.1

Pilgrim's Pride Corporation Sells Turkey Plant in Virginia; Completes Previously-Announced Turkey Division Restructuring

PITTSBURG, Texas, Sept. 15 -- Pilgrim's Pride Corporation (NYSE: PPC) has announced the sale of its Hinton, Va., commodity turkey production facility and associated feed mill in Broadway, Va., to Virginia Poultry Growers Cooperative, Inc. (VPGC). This sale is the final part of its previously-announced turkey division restructuring. As announced last April, this restructuring is expected to have a positive impact on subsequent pre-tax earnings of approximately $25 - $30 million per year, reduce working capital employed in the turkey business by approximately $50 million and decrease commodity sales in Pilgrim's Pride's turkey division by approximately $70 million per year.

While details of the transaction are not being disclosed, the Company noted that the sale will not result in the receipt of any material proceeds or a significant change to the restructuring charges previously taken against earnings in its fiscal quarter ended July 3, 2004 results.

"We appreciate the cooperation of everyone involved, which made it possible for this transaction to be completed in a rapid timeframe and avoid permanent closure of the complex," said Pilgrim's Pride President and Chief Operating Officer O. B. Goolsby. "Our hope is that as many as possible of our 1,300 former employees working in this area will be able to continue their employment with VPGC. We are grateful to members of our management in Virginia who have worked diligently over the past five months to bring about this move and to our employees working there that have continued to perform at high standards during this unsettling time."

Pilgrim's Pride said last April that challenging turkey industry conditions prompted its move toward more cost-effective operations and a shift to value-added, higher margin turkey products. Since that time, the company has introduced a Signature turkey line, the industry's first premium lineup of butter-basted turkey products. These are produced at the Pilgrim's Pride facility in New Oxford, PA.

The company said its turkey product mix is now two-thirds value-added and one-third branded fresh and frozen products, consistent with its broader strategies for both turkey and chicken.

Pilgrim's Pride Corporation is the second-largest poultry producer in the United States and Mexico and the largest chicken producer in Puerto Rico. Pilgrim's Pride employs more than 40,000 people and has major operations in Texas, Alabama, Arkansas, Georgia, Kentucky, Louisiana, North Carolina, Pennsylvania, Tennessee, Virginia, West Virginia, Mexico and Puerto Rico, with other facilities in Arizona, California, Iowa, Mississippi, Utah and Wisconsin.

Pilgrim's Pride products are sold to foodservice, retail and frozen entree customers. The Company's primary distribution is through retailers, foodservice distributors and restaurants throughout the United States and Puerto Rico and in the Northern and Central regions of Mexico. For more information, please visit http://www.pilgrimspride.com

Forward-Looking Statements:

Statements contained in this press release that state the intentions, hopes, beliefs, anticipations, expectations or predictions of the future of Pilgrim's Pride Corporation and its management, including the anticipated cost savings and anticipated benefits in connection with the turkey division restructuring, are forward-looking statements. It is important to note that the actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include: additional outbreaks of avian influenza or other diseases affecting the production performance and/or marketability of the company's poultry products; matters affecting the poultry industry generally, including fluctuations in the commodity prices of feed ingredients, chicken and turkey; contamination of our products, which has recently and can in the future lead to product liability claims and product recalls; exposure to risks related to product liability, product recalls, property damage and injuries to persons, for which insurance coverage is expensive, limited and potentially inadequate; management of our cash resources, particularly in light of our substantial leverage; restrictions imposed by and as a result of, our substantial leverage; currency exchange rate fluctuations, trade barriers, exchange controls, expropriation and other risks associated with foreign operations; changes in laws or regulations affecting our operations as well as competitive factors and pricing pressures; inability to effectively integrate ConAgra's chicken business or realize the associated cost savings and operating synergies currently anticipated; inability to recognize the anticipated cost savings and anticipated benefits in connection with our turkey division restructuring; and the impact of uncertainties of litigation as well as other risks described under "Risk Factors" in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission. Pilgrim's Pride Corporation undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

News Media Contact:
Ray Atkinson
(540) 896-0406